Exhibit 99.1

William R. Nuti and David M. Denton Join Coach Board of Directors

Brings Board Membership to Eleven

NEW YORK--(BUSINESS WIRE)--May 12, 2014--Coach, Inc. (NYSE:COH) (SEHK:6388), a leading New York design house of modern luxury accessories, today announced that William R. Nuti and David M. Denton have been appointed to Coach’s Board of Directors. The appointments of Messrs. Nuti and Denton to the Board brings the membership to eleven.

Victor Luis, Chief Executive Officer of Coach, Inc., said, “We are extremely pleased that Bill Nuti and Dave Denton have agreed to join our Board. As Coach continues to transform into a global modern luxury lifestyle brand, we are confident that their respective business experience, strategic insight and leadership skills will prove particularly valuable to us.”

Mr. Nuti joined NCR Corporation (NYSE: NCR) as Chief Executive Officer and President in 2005 and was named Chairman, Chief Executive Officer and President in 2007. He is credited with the reinvention of the company, transforming the way consumers connect, interact and transact with business. Prior to joining NCR, from 2003 to 2005, Mr. Nuti served as President and CEO of Symbol Technologies, initially joining the company in 2002 as President and Chief Operating Officer. Mr. Nuti joined Symbol following more than 10 years at Cisco Systems, where he held positions of increasing responsibility, advancing to the dual role of Senior Vice President of the company’s Worldwide Service Provider Operations and Senior Vice President of U.S. Theater Operations, responsible for more than $15 billion of Cisco’s global revenue stream. He is a member of the Georgia Institute of Technology advisory board, a Long Island University trustee and a member of the United Continental Holdings board of directors.

Upon his appointment, Mr. Nuti said, "Coach is a brand that has been part of the American landscape for over 70 years and has a history of successful reinvention. I’m excited about joining the Board at this unique moment in time, to help build on the foundation they have created as they write the next chapter.”

Mr. Denton currently serves as Executive Vice President and Chief Financial Officer of CVS Caremark (NYSE: CVS). He joined CVS Caremark in 1999 and has held various managerial roles throughout the company. Previously, Mr. Denton was Senior Vice President and Controller/Chief Accounting Officer of CVS Caremark and served as Chief Financial Officer and Controller for PharmaCare, CVS Corporation’s legacy PBM subsidiary. Additionally, while at CVS Caremark, he has held positions in Corporate Treasury, Financial Planning and Analysis and Corporate Finance. He has more than fifteen years of finance experience primarily in the health care and drug retail industries.

Upon his appointment, Mr. Denton stated, “I am delighted to be joining the Coach Board. I look forward to contributing to the sustained health and future growth of this great brand which resonates with consumers globally."

Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, men’s bags, women’s and men’s small leathergoods, footwear, outerwear, watches, weekend and travel accessories, scarves, sunwear, fragrance, jewelry and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coach’s website at www.coach.com. Coach’s common stock is traded on the New York Stock Exchange under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," “plan,” "should," “believe,” “next,” “develop,” "expect," “confident,” “trends,” “further evolve,” “forward,” “future,” "intend," "estimate," "on track," "are positioned to," “on course,” “opportunity,” "continue," "project," "guidance," “target,” "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K for a complete list of risk factors.

CONTACT:
Analysts & Media:
Coach
Andrea Shaw Resnick, 212-629-2618
Global Head of Investor Relations and Corporate Communications